EXHIBIT 99.1

[Esterline logo]

FOR IMMEDIATE RELEASE

Contact:   Brian D. Keogh
425/453-9400

ESTERLINE ACQUIRES PALOMAR PRODUCTS,
SECURE COMMUNICATIONS SPECIALISTS

Voice and Data Switch Products a Good Fit with Esterline’s Avionics & Controls Business

BELLEVUE, Wash., June 6, 2005 — Esterline Corporation (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/ defense markets, today announced that on June 3, 2005, it acquired Palomar Products, Inc., a California-based manufacturer of secure military communication products. Palomar has been a leading provider of secure voice and data communication products to U.S. military customers for more than 30 years. Applications include airborne, shipboard and land-vehicle solutions. Palomar’s annual revenues are approximately $25 million.

        Robert W. Cremin, Esterline CEO said, “...Palomar fits particularly well with our Avionics & Controls business segment.” Cremin said he expects Esterline to stimulate Palomar’s business through its global sales force and by accelerating Palomar’s transition into more commercial products. He said, “Palomar’s capabilities mean more tools in the toolkit of solutions Esterline brings to its customers.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or because of current uncertainties associated with other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended October 29, 2004.